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                                                                   EXHIBIT 10.29


                                 CONSULTING AGREEMENT
                                 --------------------


COLLATERAL THERAPEUTICS, INC.,                                 ___________, 199_
a California corporation
9360 Towne Centre Drive, Suite 110
San Diego, CA  92121

Gentlemen:

     The following contains all the items of my consulting agreement (the "Agreement") with COLLATERAL THERAPEUTICS, INC., a California corporation, (the "Company").

     The amount of time I will spend as an Advisor to the Company and the nature of the services provided and my compensation are set forth in EXHIBIT A hereto. In rendering such services to the Company, I shall act as an independent contractor and not as an employee of the Company. The Company or I may terminate this agreement at any time, with or without cause.

     I understand that the Company possesses and will possess information that has been created, discovered or developed by, or has otherwise become known to, the Company (including without limitation, information created, discovered, developed or made known by or to me arising specifically out of my retention as an Advisor by the Company), and/or in which property rights have been assigned or otherwise conveyed or disclosed to the Company, which information has commercial value in the business in which the Company is engaged or intends to engage. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, research results, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer lists.


     In consideration of my retention as an Advisor and the compensation to be received by me from the Company from time to time, I hereby agree as follows:

     1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my retention as an Advisor by the Company and at all times after termination of such retention as an Advisor, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an Advisor of the Company.


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     2.   I agree that during the period that I am retained as an Advisor to the
Company I will not, without the Company's express written consent, except as permitted by this Section 2, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with the Company in the area of _____________________. The Company recognizes that I currently may have certain agreements and perform consulting services for others. During the 20 days following the execution of this Agreement, the Company and I will review such agreements and services to determine whether they constitute activities which would be in conflict with the Agreement. If the Board of Directors of the Company determines that any such activity conflicts with this Agreement, and I do not immediately terminate the conflicting activity and/or agreement, the Company shall have the right to immediately terminate this Agreement with no obligation to me. In addition, prior to entering into any additional activity and/or agreement which could conflict with my obligations to the Company, I shall disclose the contemplated activity and submit such additional agreement to the Company which will, within 30 days of such submission, advise me whether the Company has concluded that entering into such activity and/or additional agreement would conflict with this Agreement. If the Company has so concluded, I will notify the Company within ten (10) days that I will not enter into the additional agreement.

     3. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company, a third party or produced by myself or others in connection with my retention as an Advisor shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my retention as an Advisor by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

     4. I agree that for a period of two (2) years following termination of my retention as an Advisor with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ.

     5. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my retention as an Advisor which (a) arise from services provided by me under this Agreement and related to or useful in the business of the Company, or (b) result from tasks assigned me by the Company, or (c) funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.


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     6.   I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company at any time, and not just during the term of this Agreement, in any and all countries, which assistance shall include the execution of documents and any assignments to the Company or persons designated by it. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to an invention(s) (including reissues, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawful acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

     7. As a matter of record I have attached hereto as Exhibit B a complete list of all inventions or improvements relevant to the subject matter of my retention as an Advisor by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I represent and agree that such list is complete.

     8. I understand as part of the consideration for the offer of retention as an Advisor or continued retention as an Advisor by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless I have obtained written authorization for the possession and use.

     9. I also understand that, in my retention as an Advisor with the Company, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my retention as an Advisor with the Company.

     10. I agree that in addition to any other rights and remedies available to the Company for any breach by me of obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

     11. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

     12. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

     13. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. If any action at law or


                                          3
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in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

     14. I agree that this Agreement will terminate on ________, 19__ or may be terminated by either the Company or the Advisor at any time, for any reason, with or without cause, by giving written notice to the other party; termination to be effective upon the other party's receipt of notice.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        -----------------------------------
                                        (Name)


ACCEPTED AND AGREED TO:

COLLATERAL THERAPEUTICS, INC.


By:
   ----------------------------

Title:
      -------------------------













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                                      EXHIBIT A


Amount Advisor shall devote approximately ______ hours per month to providing services under this Agreement.

Nature of Services       Advisor shall consult for Company, on an exclusive
                         basis, in the field of _____________________.


Compensation             Advisor shall be compensated at the
                               rate of $________ per month payable promptly
                         after the end of each calendar month during which this Agreement is in effect. Subject to the other terms of the Agreement, this Agreement will be formally renewed by the Company's Board of Directors on an annual basis.











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                                      EXHIBIT B


COLLATERAL THERAPEUTICS, INC.
9360 Towne Centre Drive, Suite 110
San Diego, CA  92121


Ladies and Gentlemen:

     The following is a complete list of all inventions or improvements or works of authorship relevant to the subject matter of my advisory services for the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my advisory services for the company. I desire to remove those inventions and improvements listed, if any, from the operation of the Consulting Agreement between the Company and me which are noted by an * and my initials next to such invention or improvement:


_____     No inventions or improvements

_____     See below:

_____     Additional sheets attached.




                                   By:
                                      ------------------------

                                   Date:
                                        ----------------------




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                          SCHEDULE OF CONSULTING AGREEMENTS


Matthew Spellman, dated January 1, 1997, as amended effective January 1, 1998 Gera Neufeld, PhD., dated February 18, 1997, as amended effective April 1, 1998 Richard S. Pavelec Consultant Service, dated March 19, 1997
Glen Nemerow, Ph.D., dated April 9, 1997
Charles E. Murry, M.D., Ph.D., dated May 5, 1997
Nancy Dalton, dated May 6, 1997, as amended January 1, 1998
Toshihisa Anzai, M.D., dated May 28, 1997
Loren J. Field, Ph.D., dated June 24, 1997
April L. Estes, dated June 30, 1997
Ronald Terjung, Ph.D., dated September 10, 1997
Dr. Steve H. T. Yang, dated September 18, 1997
Pete Sader, dated December 9, 1997
Lewis K. Waldman, Ph.D., dated January 23, 1998
Dan McKirnan, Ph.D., dated February 24, 1998